EXHIBIT 99.1
EASE

MultiPlan Reports Second Quarter 2024 Results and Updates 2024 Guidance

–Q2 2024 Revenues of $233.5 million, Net Loss of $576.7 million (including a $553.7 million impairment of goodwill), and Adjusted EBITDA of $146.7 million
–Identified potential medical cost savings of approximately $6.2 billion in Q2 2024, up 9% from Q2 2023 and up 8% from Q1 2024
–CFO transition plan announced
NEW YORK, NY — August 1, 2024 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry, today reported financial results for the second quarter ended June 30, 2024 and updated its full-year 2024 guidance.

CEO Travis Dalton said, “During the second quarter, we experienced growth in volumes of billed charges and identified potential savings. Despite this, our revenues have continued to track below our expectations, driven by volatility in our revenue yield, and slower-than-anticipated sales of our new products and services. As a result, we are reducing our expectations for the second half of 2024.”

“Results matter, and these results are disappointing and unacceptable. At the same time, as I look out to the medium and longer-term horizons, I am even more confident in our business today than when I first joined. We have a clear purpose to take costs out of healthcare, a talented and dedicated workforce, excellent analytics capabilities, underutilized technology assets, and products that are relevant to our client’s needs,” said Mr. Dalton. “Our strategic plan for our transformation into a data and technology-driven company has come further into focus, and we have been working to refine our operating model and get fit for growth, so we can execute our strategy with discipline, predictability and speed.”

“During the second quarter, we made considerable progress aligning the organization for greater effectiveness, prioritizing resource allocation, and sharpening the fundamentals of our business execution,” Mr. Dalton continued. “Among other key accomplishments, we expanded our sales force and improved our sales processes, which will help us drive top-line growth with greater predictability. Additionally, we implemented an integrated stakeholder and policy engagement strategy that will educate constituents about the value we provide to healthcare, protect our reputation, and defend our business against false narratives and misinformation. Further, we have continued to focus on the alignment of our talent with a number of key hires, including two senior leaders to head our corporate and government affairs functions, a new sales leader to focus on provider markets, and, as we announced this morning, our incoming CFO, Doug Garis.”

Mr. Dalton concluded, “I am confident these and other enhancements to our foundation will, over time, enable us to run the business with increased precision and discipline and will not only get us back on track but ultimately drive our multi-year transformation toward a world-class public company that delivers performance excellence and sustainable growth.”

Business and Financial Highlights
•Revenues of $233.5 million for Q2 2024, a decrease of 1.9%, compared to revenues of $238.0 million for Q2 2023.

EXHIBIT 99.1
•Net loss of $576.7 million for Q2 2024, compared to net loss of $36.4 million for Q2 2023. The net loss was principally due to an impairment charge of $553.7 million for goodwill.
•Adjusted EBITDA of $146.7 million for Q2 2024, compared to Adjusted EBITDA of $152.7 million for Q2 2023.
•Net cash provided by operating activities of $18.5 million for Q2 2024, compared to net cash provided by operating activities of $7.7 million for Q2 2023.
•Free Cash Flow of $(7.0) million for Q2 2024, compared to Free Cash Flow of $(24.3) million for Q2 2023.
•The Company ended Q2 2024 with $48.8 million of unrestricted cash and cash equivalents on the balance sheet.
•The Company processed approximately $45.3 billion in claim charges during Q2 2024, identifying potential medical cost savings of approximately $6.2 billion.
•Based on the results of an impairment test as of June 30, 2024, the estimated fair value of our goodwill asset was less than its carrying value and as a result impairment charge of $553.7 million for our goodwill was recorded.
2024 Financial Guidance1
The Company is updating its full-year 2024 guidance, as detailed in the table below.

Financial Metric	Prior FY 2024 Guidance	Updated FY 2024 Guidance
Revenues	$1,000 million to $1,030 million	$935 million to $955 million
Adjusted EBITDA[1]	$630 million to $650 million	$580 million to $595 million
Interest expense	$320 million to $330 million	$320 million to $330 million
Cash flow from operations	$170 million to $200 million	$135 million to $150 million
Capital expenditures	$120 million to $130 million	$120 million to $130 million
Depreciation	$80 million to $90 million	$80 million to $90 million
Amortization of intangible assets	$345 million to $350 million	$345 million to $350 million
Effective tax rate	25% to 28%	25% to 28%
The Company anticipates Q3 2024 revenues between $230 million and $245 million and Adjusted EBITDA1 between $140 million to $150 million.
Conference Call Information

The Company will host a conference call today, Thursday, August 1, 2024 at 9:30 a.m. U.S. Eastern Time (ET) to discuss its financial results. To join the conference call, please pre-register using the following link at least ten minutes before the call begins: https://www.netroadshow.com/events/login?show=f096f8c3&confId=66913. Upon registration, you will receive an email with the conference dial-in details and a unique access code and pin.
A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. Participants should join the webcast ten minutes prior
1 We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses, and certain fair value measurements, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

EXHIBIT 99.1
to the start of the conference call. This earnings press release and a supplemental slide deck will also be available on this section of the Company’s website.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Investor Relations section of the Company’s website.
About MultiPlan

MultiPlan is committed to bending the cost curve in healthcare by delivering transparency, fairness, and affordability to the US healthcare system. Our focus is on identifying medical savings, helping to lower out-of-pocket costs, and reducing or eliminating balance billing for healthcare consumers. Leveraging sophisticated technology, data analytics, and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based, data and decision science, and analytics-based services. MultiPlan delivers value to more than 700 healthcare payors, over 100,000 employers, 60 million consumers, and 1.4 million contracted providers. For more information, visit multiplan.com.

Investor Relations Contact
Luke Montgomery, CFA
SVP, Finance & Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Shawna Gasik
AVP, Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Forward Looking Statements

This press release includes statements that express our management’s opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2024 outlook and guidance, changes to our sales efforts, our stakeholder engagement strategies, and other operational enhancements, changes to our sales efforts, our stakeholder engagement strategies, and other operational enhancements, and the long-term prospects of the Company. Such forward-looking statements are based on available current market information and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that these forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include: loss of our customers, particularly our largest customers; interruptions or security breaches of our information technology systems and other cybersecurity attacks; the impact of reduced claims volumes resulting from a nationwide outage by a vendor used by our customers; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to enter new lines of business and broaden the scope of our services; the loss of key members of management team or inability to maintain sufficient qualified personnel; our ability to continue to attract, motivate and retain a large number of skilled employees, and adapt to the effects of inflationary pressure on wages; trends in the U.S. healthcare system, including recent trends of unknown duration of reduced healthcare utilization and increased patient financial responsibility for services; effects of competition; effects of pricing pressure; our ability to identify, complete and

EXHIBIT 99.1
successfully integrate acquisitions; the inability of our customers to pay for our services; changes in our industry and industry standards and technology; our ability to protect proprietary information, processes and applications; our ability to maintain the licenses or right of use for the software we use; our inability to expand our network infrastructure; our ability to obtain additional financing; our ability to pay interest and principal on our notes and other indebtedness; lowering or withdrawal of our credit ratings; adverse outcomes related to litigation or governmental proceedings; inability to preserve or increase our market share or the size of our PPO networks; decreases in discounts from providers; pressure to limit access to preferred provider networks; the loss of our existing relationships with providers; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; the possibility that we may be adversely affected by other political economic, business and/or competitive factors; changes in accounting principles or the incurrence of impairment charges our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings from time to time, including, without limitation, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report for the three months ended March 31, 2024; and other factors beyond our control. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

There can be no assurance that future developments affecting our business will be those that we have anticipated. Forward-looking statements speak only as of the date made.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial or operating performance under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income, cash flows or any other measures of performance prepared in accordance with GAAP.

EBITDA represents net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets, and non-income taxes. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below.

In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that, in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.

We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not

EXHIBIT 99.1
consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, all as disclosed in the Statements of Cash Flows. Unlevered Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, plus cash interest paid, all as disclosed in the Statements of Cash Flows. Free Cash Flow and Unlevered Free Cash Flow are measures of our operational performance used by management to evaluate our business after purchases of property and equipment and, in the case of Unlevered Free Cash Flow, prior to the impact of our capital structure. Free Cash Flow and Unlevered Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, MultiPlan’s definitions of Free Cash Flow and Unlevered Free Cash Flow are limited, in that they do not represent residual cash flows available for discretionary expenditures, due to the fact that the measures do not deduct the payments required for debt service, in the case of Unlevered Free Cash Flow, and other contractual obligations or payments made for business acquisitions.

Adjusted Cash Conversion Ratio is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA. MultiPlan believes that the presentation of the Adjusted Cash Conversion Ratio provides useful information to investors because it is a financial performance measure that shows how much of its Adjusted EBITDA MultiPlan converts into Unlevered Free Cash Flow.

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$48,767	$71,547
Restricted cash	10,402	9,947
Trade accounts receivable, net	81,420	76,558
Prepaid expenses	23,969	23,432
Prepaid taxes	—	1,364
Unbilled IDR fees	13,709	8,197
Other current assets, net	13,991	2,548
Total current assets	192,258	193,593
Property and equipment, net	286,777	267,429
Operating lease right-of-use assets	17,350	19,680
Goodwill	2,758,951	3,829,002
Other intangibles, net	2,458,565	2,633,207
Other assets, net	28,378	21,776
Total assets	$5,742,279	$6,964,687
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,287	$19,590
Accrued interest	55,878	56,827
Accrued taxes	12,790	—
Operating lease obligation, short-term	4,818	4,792
Current portion of long-term debt	13,250	13,250
Accrued compensation	32,179	44,720
Accrued legal contingencies	23,123	12,123
Other accrued expenses	16,512	15,437
Total current liabilities	180,837	166,739
Long-term debt	4,510,765	4,532,733
Operating lease obligation, long-term	14,658	17,124
Private Placement Warrants and Unvested Founder Shares	88	477
Deferred income taxes	428,060	521,707
Other liabilities	4,507	16,783
Total liabilities	5,138,915	5,255,563
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0000 par value — 10,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value — 1,500,000,000 shares authorized; 675,438,163 and 667,808,296 issued; 645,723,791 and 648,319,379 shares outstanding	67	67
Additional paid-in capital	2,358,874	2,348,505
Accumulated other comprehensive loss	(1,121)	(11,778)
Retained deficit	(1,615,723)	(499,307)
Treasury stock — 29,714,372 and 19,488,917 shares	(138,733)	(128,363)
Total shareholders’ equity	603,364	1,709,124
Total liabilities and shareholders’ equity	$5,742,279	$6,964,687

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$233,476	$237,991	$467,984	$474,585
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	61,369	59,007	121,446	113,857
General and administrative expenses	34,551	39,750	69,408	71,217
Depreciation	21,811	18,901	42,800	37,107
Amortization of intangible assets	85,971	85,626	171,942	170,753
Loss on impairment of goodwill and intangible assets	553,701	—	1,072,751	—
Total expenses	757,403	203,284	1,478,347	392,934
Operating (loss) income	(523,927)	34,707	(1,010,363)	81,651
Interest expense	81,129	82,475	163,327	165,903
Interest income	(551)	(2,366)	(1,477)	(5,605)
Gain on extinguishment of debt	—	—	(5,913)	(36,778)
(Gain) loss on change in fair value of Private Placement Warrants and Unvested Founder Shares	(259)	763	(389)	2,394
Net loss before taxes	(604,246)	(46,165)	(1,165,911)	(44,263)
Benefit for income taxes	(27,519)	(9,795)	(49,495)	(8,102)
Net loss	$(576,727)	$(36,370)	$(1,116,416)	$(36,161)

Weighted average shares outstanding – Basic	644,679,833	643,339,328	645,499,738	640,996,659
Weighted average shares outstanding – Diluted	644,679,833	643,339,328	645,499,738	640,996,659

Net loss per share – Basic	$(0.89)	$(0.06)	$(1.73)	$(0.06)
Net loss per share – Diluted	$(0.89)	$(0.06)	$(1.73)	$(0.06)

Net loss	(576,727)	(36,370)	(1,116,416)	(36,161)
Other comprehensive income:
Change in unrealized gains (losses) on interest rate swaps, net of tax	2,115	—	10,657	—
Comprehensive loss	$(574,612)	$(36,370)	$(1,105,759)	$(36,161)

EXHIBIT 99.1
MULTIPLAN CORPORATION
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(1,116,416)	$(36,161)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,800	37,107
Amortization of intangible assets	171,942	170,753
Amortization of the right-of-use asset	2,330	2,865
Loss on impairment of goodwill and intangible assets	1,072,751	—
Stock-based compensation	13,011	8,522
Deferred income taxes	(97,024)	(47,167)
Amortization of debt issuance costs and discounts	5,818	5,106
Gain on extinguishment of debt	(5,913)	(36,778)
Loss on disposal of property and equipment	130	243
(Gain) loss on change in fair value of Private Placement Warrants and Unvested Founder Shares	(389)	2,394
Changes in assets and liabilities:
Accounts receivable, net	(4,862)	11,056
Prepaid expenses and other assets	(22,747)	522
Prepaid taxes	1,364	(15,844)
Operating lease obligation	(2,440)	(3,513)
Accounts payable, accrued interest, accrued taxes, accrued expenses, legal contingencies and other	7,832	(27,205)
Net cash provided by operating activities	68,187	71,900
Investing activities:
Purchases of property and equipment	(55,989)	(55,095)
BST Acquisition, net of cash acquired	—	(141,294)
Net cash used in investing activities	(55,989)	(196,389)
Financing activities:
Repurchase of 5.750% Notes	—	(99,954)
Repayments of Term Loan B	(6,625)	(6,625)
Repurchase of Senior Convertible PIK Notes	(14,886)	—
Taxes paid on settlement of vested share awards	(3,355)	(457)
Purchase of treasury stock	(10,370)	(13,140)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	713	—
Net cash used in financing activities	(34,523)	(120,176)
Net decrease in cash, cash equivalents and restricted cash	(22,325)	(244,665)
Cash, cash equivalents and restricted cash at beginning of period	81,494	340,559
Cash, cash equivalents and restricted cash at end of period	$59,169	$95,894

Cash and cash equivalents	$48,767	$89,757
Restricted cash	10,402	6,137
Cash, cash equivalents and restricted cash at end of period	$59,169	$95,894

Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$14,937	$4,206
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(158,395)	$(161,484)
Income taxes, net of refunds	$(34,083)	$(55,533)

EXHIBIT 99.1
MULTIPLAN CORPORATION
Calculation of EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023

Net loss	$(576,727)	$(36,370)	$(1,116,416)	$(36,161)
Adjustments:
Interest expense	81,129	82,475	163,327	165,903
Interest income	(551)	(2,366)	(1,477)	(5,605)
Benefit for income taxes	(27,519)	(9,795)	(49,495)	(8,102)
Depreciation	21,811	18,901	42,800	37,107
Amortization of intangible assets	85,971	85,626	171,942	170,753
Non-income taxes	580	662	1,108	1,003
EBITDA	$(415,306)	$139,133	$(788,211)	$324,898
Adjustments:
Other expenses (income), net(1)	426	353	1,067	238
Integration expenses	791	788	1,144	1,831
Change in fair value of Private Placement Warrants and unvested founder shares	(259)	763	(389)	2,394
Transaction-related expenses	—	6,818	—	7,836
Gain on extinguishment of debt	—	—	(5,913)	(36,778)
Loss on impairment of goodwill and intangible assets	553,701	—	1,072,751	—
Stock-based compensation	7,317	4,827	13,011	8,522
Adjusted EBITDA	$146,670	$152,682	$293,460	$308,941
(1) "Other expenses (income), net" represent miscellaneous non-recurring income, miscellaneous non-recurring expense, gain or loss on disposal of assets, impairment of other assets, gain or loss on disposal of leases, tax penalties, and non-integration related severance costs.

Calculation of Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023

Net cash provided by operating activities	$18,471	$7,685	$68,187	$71,900
Purchases of property and equipment	(25,445)	(31,994)	(55,989)	(55,095)
Free Cash Flow	(6,974)	(24,309)	12,198	16,805
Interest paid	97,653	99,767	158,395	161,484
Unlevered Free Cash Flow	$90,679	$75,458	$170,593	$178,289

Adjusted EBITDA	$146,670	$152,682	$293,460	$308,941
Adjusted Cash Conversion Ratio	62%	49%	58%	58%

Net cash used in investing activities	$(25,445)	(173,288)	$(55,989)	$(196,389)
Net cash used in financing activities	$(3,035)	(10,739)	$(34,523)	$(120,176)